Exhibit 10.2
Summary of Director Compensation
of
Ameris Bancorp
Effective April 14, 2022

Directors who are employees of Ameris Bancorp (the “Company”) do not receive additional compensation for serving as directors of the Company. Compensation for the Company’s non-employee directors is comprised of the following components:

•Annual Cash Retainer — each non-employee director receives an annual cash retainer at a rate of $60,000 per year
•Annual Equity Retainer — each non-employee director receives an annual award of time-based restricted stock with a value of approximately $75,000, vesting on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of the Company’s next annual shareholders’ meeting
•Non-executive Chairman — receives an additional cash retainer of $80,000
•Lead Independent Director — receives an additional annual cash retainer of $45,000
•Committee Chair Retainer — the chair of each committee, if not an employee of the Company, receives an additional annual cash retainer at the rate set forth below:
◦Audit — $30,000 per year.
◦Compensation — $20,000 per year.
◦Corporate Governance and Nominating — $20,000 per year.
◦Enterprise Risk — $30,000 per year.
◦Executive — $10,000 per year.
◦Trust — $10,000 per year.
Community Boards — each non-employee director with membership on one of Ameris Bank’s community boards receives an additional monthly fee of $400, or $600 if serving as chair.
Cash retainers payable to non-employee directors are prorated in any year in which the board or committee chair appointment is not effective for the entirety of such year.